Exhibit 99.1

Exagen Inc. Announces Senior Secured Credit Facility with Perceptive Advisors

$25 Million Funded at Close to Refinance Existing Debt and Extend Maturity

Additional Borrowing Capacity Provides Minimally Dilutive Growth Capital

April 28, 2025

Carlsbad, Calif., – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today announced it has entered into an agreement with Perceptive Advisors LLC for a term loan credit facility of up to $75 million, with $25 million funded at closing to retire an existing debt facility and strengthen the balance sheet.

“I’m pleased to announce our new debt facility with Perceptive Advisors, a highly respected life sciences investor with a deep understanding of our industry. This strategic partnership extends our amortization timeline, strengthens our balance sheet and provides optionality to accelerate future growth initiatives with access to minimally dilutive capital,” said John Aballi, President and Chief Executive Officer.

“We are excited to partner with Exagen and its management team on their journey to accelerate personalized medicine in autoimmune disease,” said Sam Chawla, Portfolio Manager at Perceptive Advisors. “The Company has a proven track record of advancing diagnoses and providing clinical benefits, and we believe this transaction further enables Exagen to build its leadership position and empower rheumatologists and other healthcare practitioners to greatly enhance patient care.”

On April 25, 2025, Exagen entered into a credit and guaranty agreement pursuant to which Perceptive has agreed to make certain term loans in the aggregate principal amount of up to $75 million. The first $25 million tranche was funded at close and used to retire Exagen’s existing term debt facility with Innovatus Capital Partners.

Additional tranches are available at Exagen’s election, as follows:

•	Second Tranche - $10 million available through March 31, 2026, upon and subject to achievement of certain revenue milestones.

•	Third Tranche - $10 million available through December 31, 2026, upon and subject to achievement of certain revenue milestones.

•	Business Development Tranche - $30 million available through March 31, 2027, to be funded at the discretion of Perceptive for the Company’s business development initiatives.

Interest under the credit agreement is Term SOFR + 7%, with a SOFR floor of 4.75%. Exagen will make interest-only payments for 60 months, with the entire outstanding interest and principal amount due and payable upon maturity. The loan is secured by substantially all of Exagen’s assets.

In connection with the initial close, Exagen issued to Perceptive a warrant to purchase 400,000 shares of Exagen common stock, of which 200,000 shares are exercisable at an exercise price of $4.96 per share, equal to the 10-day VWAP immediately prior to the close, and 200,000 are exercisable at an exercise price of $5.58 per share, equal to the 10-day VWAP immediately prior to the close, plus twelve and one-half percent (12.5%)

An additional up to 750,000 warrants may be issued to Perceptive as follows:

•	150,000 shares with the closing of each of the Second and Third tranches, and

•	450,000 shares with the closing of the Business Development Tranche

The per-share exercise price for 50% of each tranche’s shares will be equal to the 10-day VWAP ending on the business day immediately preceding each tranche’s funding date. The per-share exercise price for the balance of each tranche’s warrants will be equal to the 10-day VWAP immediately preceding the funding date, plus twelve and one-half percent (12.5%) of the 10-day VWAP immediately preceding each tranche’s funding date.

Credo 180, Inc. acted as sole financial advisor to Exagen on this transaction.

Additional details regarding the financing will be included on a Form 8-K, which Exagen will file with the Securities and Exchange Commission within four business days of the closing of the credit agreement.

About Exagen

Exagen Inc. (Nasdaq: XGN) is a leading provider of autoimmune diagnostics, committed to transforming care for patients with chronic and debilitating autoimmune conditions. Based in San Diego County, California, Exagen’s mission is to provide clarity in autoimmune disease decision making and improve clinical outcomes through its innovative testing portfolio. The Company’s flagship product, AVISE® CTD, enables clinicians to more effectively diagnose complex autoimmune conditions such as lupus, rheumatoid arthritis, and Sjögren’s syndrome earlier and with greater accuracy. Exagen’s laboratory specializes in the testing of rheumatic diseases, delivering precise and timely results, supported by a full suite of AVISE®-branded tests for disease diagnosis, prognosis, and monitoring. With a focus on research, innovation, education, and patient-centered care, Exagen is dedicated to addressing the ongoing challenges of autoimmune disease management.

For more information, please visit Exagen.com or follow @ExagenInc on X (formally known as Twitter).

Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential advantages to the Company of entering into the credit agreement; the potential funding of future tranches pursuant to the credit agreement that are subject to conditions and milestones that may not occur; evaluations and judgements regarding past and future performance; and the potential utility and effectiveness of Exagen’s services and testing solutions. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; and changes in laws and regulations related to Exagen’s regulatory requirements. Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Ryan Douglas

Exagen Inc.

ir@exagen.com

760.560.1525